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                                                                  EXHIBIT 3.3(a)

                             Articles of Amendment
                                      to
                           Articles of Incorporation
                                      of
                         Advanced Nutraceuticals, Inc.

     Advanced Nutraceuticals, Inc., a corporation organized and existing under the Texas Business Corporation Act (the "Corporation"), does hereby certify:

     1. The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendments are as follows:

          RESOLVED, that, subject to approval by the stockholders of the Corporation, the Articles of Incorporation of the Corporation be amended by adding Section Eighteen to the Articles of Incorporation to read as follows in its entirety:

          "EIGHTEENTH: Each share of Common Stock issued and outstanding at the close of business on the date of the filing of the Articles of Amendment to the Articles of Incorporation which incorporates this provision is hereby automatically and without further action reclassified, converted and combined into one-fourth of a fully paid and nonassessable share of Common Stock; provided, that no fractional shares of Common Stock shall be issued as a result of the reclassification, conversion and change. The Corporation shall issue to each stockholder of the Corporation otherwise entitled to receive a fractional share of Common Stock, a whole share of Common Stock in lieu of such fractional share."

          RESOLVED, that, subject to approval by the stockholders of the Corporation, the Articles of Incorporation of the Corporation be amended by adding Section Nineteen to the Articles of Incorporation to read as follows in its entirety:

          "NINETEENTH: When, with respect to any action to be taken by holders of the capital stock of this Corporation, the Texas Business Corporation Act or any successor act requires the vote or concurrence of the holders of two-thirds of the outstanding shares, such action may be taken by the vote or concurrence of a majority of such shares."

     2. That 8,107,895 shares of Common Stock of the Corporation were outstanding as of April 23, 2001, the record date of the annual meeting at which the vote of the stockholders of

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the Corporation was taken with respect to the amendments described herein, and were entitled to vote on the amendments described herein.

     3. That thereafter, pursuant to resolution of the Board of Directors of the Corporation, the Corporation solicited the votes of the stockholders of the Corporation at the annual meeting, upon notice in accordance with Article 2.25 of the Texas Business Corporation Act. The vote with respect to the amendment regarding the addition of Section Eighteen resulted in 5,711,099 shares of Common Stock voting in favor of the amendment and 88,131 shares of Common Stock voting against, with 10,827 shares abstained. The vote with respect to the amendment regarding the addition of Section Nineteen resulted in 5,689,511 shares of Common Stock voting in favor of the amendment and 108,218 shares of Common Stock voting against, with 12,328 shares abstained. The above mentioned votes resulted in the approval of such proposals by the necessary number of shares required by the Texas Business Corporation Act and the Articles of Incorporation of the Corporation.

     3. That the amendments described herein were duly adopted on May 31, 2001 in accordance with the provisions of Article 2.29 of the Texas Business Corporation Act.

     4. That the capital of the Corporation shall not be reduced by reason of the amendments described herein.

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     IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused these Articles of Amendment to be signed by an officer of the Corporation as of May 31, 2001.


                                  ADVANCED NUTRACEUTICALS, INC.


                                  By:  _________________________________________
                                       Name: Jeffrey G. McGonegal
                                       Title: Senior Vice President of Finance

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